UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2017
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Federal Signal Corporation
(Exact name of registrant as specified in its charter)
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Delaware	001-6003	36-1063330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (630) 954-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in the Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed on November 1, 2016, Federal Signal Corporation (the “Company”) announced the retirement of Dennis J. Martin, a named executive officer in the Company’s most recent proxy statement, which was filed on March 16, 2016. Mr. Martin’s retirement from his position of Executive Chairman of the Company was effective December 31, 2016. As previously announced, Mr. Martin will continue to serve on the Company’s Board of Directors (the “Board”) as its Non-Executive Chairman.
In connection with his departure, the Company and Mr. Martin entered into a Separation Agreement and General Release effective January 8, 2017 (the “Agreement”), the material terms of which are as follows:

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Subject to Mr. Martin’s compliance with certain post-employment conditions as outlined within the Agreement, including three-year non-competition and non-solicitation provisions, vesting of 31,075 and 19,747 performance-based restricted stock units (“PSUs”) originally granted in 2015 and 2016, respectively, will be accelerated. The number of PSUs subject to acceleration correspond to the number of PSUs reflective of Mr. Martin’s pro-rata employment during the performance period (i.e., the number of full months of Mr. Martin’s employment during the applicable performance period divided by 36, the number of months contained in the applicable performance period). The remaining 15,537 PSUs originally granted in 2015, and 39,494 PSUs originally granted in 2016, will be forfeited. The PSUs subject to accelerated vesting shall be earned, if at all, based on actual performance through the end of the applicable three-year performance period, which is the three-year period ending on December 31, 2017 for the PSUs originally granted in 2015 and the three-year period ending on December 31, 2018 for the PSUs originally granted in 2016. If applicable, any earned PSUs will be distributed consistent with the terms of the original award agreements, at the same time as other 2015 and 2016 PSU award recipients, in January 2018 and 2019, respectively.

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Stock options originally granted in 2014, 2015 and 2016 that have not yet vested shall continue to vest in accordance with the original terms of the awards, conditional upon Mr. Martin’s continued service as a Company director. In the event that Mr. Martin vests in these options, such options shall remain exercisable for the shorter of their original expiration date or for a period of five years after the date that Mr. Martin ceases to serve as a Company director.

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Stock options originally granted in 2013, 2014 and 2015 that have previously vested will remain exercisable for the shorter of their original expiration date or for a period of five years after the date that Mr. Martin ceases to serve as a Company director. Stock options originally granted in 2010, 2011 and 2012 that have previously vested will remain exercisable for the shorter of their original expiration date or for a period of three years after the date that Mr. Martin ceases to serve as a Company director.

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Mr. Martin will continue to be eligible to receive a cash bonus under the Company’s Short-Term Incentive Bonus Plan (“STIP”) relating to 2016 performance. Any STIP payment will be calculated and paid, if at all, pursuant to the terms of the STIP based on actual performance in a manner consistent with other eligible STIP recipients in or around March 2017.

The modifications of the long-term equity incentive awards were approved by the Compensation and Benefits Committee of the Board, in its sole discretion.
As Non-Executive Chairman of the Board, Mr. Martin will be entitled to receive compensation for his Board service, in the form of cash and/or equity-based compensation. As Non-Executive Chairman of the Board, Mr. Martin will receive an annual retainer, currently valued at $90,000, as well as fees for attendance at in-person and telephonic Board meetings, which are currently valued at $3,000 and $500 per meeting, respectively. Mr. Martin will also be entitled to receive a per diem fee for other time spent on Company business, which is currently valued at $2,500 per day, up to a maximum of $150,000 per year. Mr. Martin will also be reimbursed for any out-of-pocket expenses relating to attendance at Board and Committee meetings. In addition, as Non-Executive Chairman of the Board, Mr. Martin will receive an annual equity award, currently valued at $90,000.
Pursuant to the Agreement, Mr. Martin waived any rights to severance benefits for which he may have been eligible under any other plans, programs or agreements with the Company. Mr. Martin also agreed to a general release of the Company from any actions, claims or liabilities arising out of the termination of his employment with the Company and agreed to certain non-compete and non-solicitation provisions.

This forgoing summary of the material terms of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Separation Agreement and General Release, effective January 8, 2017, by and among Dennis J. Martin and Federal Signal Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL SIGNAL CORPORATION

Dated: January 11, 2017	By:	/s/ Brian S. Cooper
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Separation Agreement and General Release, effective January 8, 2017, by and among Dennis J. Martin and Federal Signal Corporation